UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 2)*

                       3-Dimensional Pharmaceuticals, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    88554W104

--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002

--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [x]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88554W104                       13G                Page 2 of 22 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures III, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,182,313
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,182,313
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                3,182,313
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                14.08%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G                Page 3 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners III, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          3,182,313
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            3,182,313
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                3,182,313
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                14.08%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G                Page 4 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures IV, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          934,522
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            934,522
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                934,522
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                4.14%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G                Page 5 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners IV, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY              934,522
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                934,522
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                934,522
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                4.14%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G                Page 6 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures V, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          365,090
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            365,090
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                365,090
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                1.62%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G                Page 7 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners V, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          365,090
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            365,090
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                365,090
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                1.62%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G                Page 8 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Ventures VI, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          819,595
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            819,595
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                819,595
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                3.63%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G                Page 9 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                HealthCare Partners VI, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          819,595
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            819,595
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                819,595
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                3.63%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G              Page 10 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                James H. Cavanaugh, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           2,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,301,520
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         2,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,301,520
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                5,304,020
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                23.47%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G              Page 11 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Harold R. Werner
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,301,520
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,301,520
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                5,301,520
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                23.46%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G              Page 12 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                William Crouse
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,301,520
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,301,520
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                5,301,520
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                23.46%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G              Page 13 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                John W. Littlechild
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,301,520
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,301,520
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                5,301,520
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                23.46%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G              Page 14 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Christopher Mirabelli, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,184,685
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,184,685
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                1,184,685
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                5.24%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G              Page 15 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Augustine Lawlor
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,184,685
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,184,685
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                1,184,685
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                5.24%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G              Page 16 of 22 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                Eric Aguiar, Ph.D.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                United States
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          819,595
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            819,595
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                819,595
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                3.63%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


                IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88554W104                       13G              Page 17 of 22 Pages

Item 1(a).  Name of Issuer:


                        3-Dimensional Pharmaceuticals, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                        1020 Stony Hill Road
                        Yardley, Pennsylvania  19067

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

              HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), HealthCare Ventures VI, L.P. ("HCV VI"), HealthCare Partners VI, L.P. ("HCP VI"), Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

              The business address for HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI, HCP VI, Drs. Cavanaugh and Aguiar and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Dr. Mirabelli and Messrs. Littlechild and Lawlor is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

            ____________________________________________________________________

Item 2(c).  Citizenship:

HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, HCV VI and HCP VI are limited partnerships organized under the laws of the State of Delaware. Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor are each United States citizens.

           ____________________________________________________________________

(1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III, HCP IV, HCP V and HCP VI, the general partner of each of HCV III, HCV IV, HCV V and HCV VI, respectively, the record holders of the Issuer's securities. In addition, Dr. Mirabelli and Mr. Lawlor are also general partners of HCP V and HCP VI, the general partner of HCV V and HCV VI, the record holder of the Issuer' s securities and; Dr. Aguiar is a general partner of HCP VI, the general partner of HCV VI, the record holder of the Issuer's securities.

            ____________________________________________________________________

CUSIP No. 88554W104                       13G              Page 18 of 22 Pages

Item 2(d).  Title of Class of Securities:


                Common Stock par value $.001 (the "Shares")
            ____________________________________________________________________

Item 2(e).  CUSIP Number:

                88554W104
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 88554W104                       13G              Page 19 of 20 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

              As of December 31, 2002: HCV III and HCP III beneficially owned 3,182,313 Shares of the Issuer's Common Stock; HCV IV and HCP IV beneficially owned 934,522 Shares of the Issuer's Common Stock; HCV V and HCP V beneficially owned 365,090 Shares of the Issuer's Common Stock; and HCV VI and HCP VI beneficially owned 819,595 Shares of the Issuer's Common Stock. Dr. Cavanaugh beneficially owned 5,304,020 Shares consisting of 5,301,520 Shares of the Issuer's Common Stock, and options to purchase 2,500 shares of the Issuer's Common Stock(2), and Messrs. Werner, Crouse and Littlechild beneficially owned 5,301,520 Shares of the Issuer's Common Stock; Dr. Mirabelli and Mr. Lawlor beneficially owned 1,184,685 Shares of the Issuer's Common Stock and; Dr. Aguiar beneficially owned 819,595 Shares of the Issuer's Common Stock.
              __________________________________________________________________

     (b)  Percent of class:

              As of December 31, 2002: the 3,182,313 Shares beneficially owned by HCV III and HCP III constitutes 14.08% of the Shares outstanding; the 934,522 Shares beneficially owned by HCV IV and HCP IV constitutes 4.14% of the Shares outstanding; and the 365,090 Shares beneficially owned by HCV V and HCP V constitutes 1.62% of the Shares outstanding; the 819,595 Shares beneficially owned by HCV VI and HCP VI constitutes 3.63% of the Shares outstanding; the 5,304,020 Shares beneficially owned by Dr. Cavanaugh constitutes 23.47% of the Shares outstanding; the 5,301,520 Shares beneficially owned by Messrs. Werner, Crouse and Littlechild constitutes 23.46% of the Shares outstanding; the 1,184,685 Shares beneficially owned by Dr. Mirabelli and Mr. Lawlor constitutes 5.24% of the Shares outstanding and; the 819,595 Shares beneficially owned by Dr. Aguiar constitutes 3.63% of the Shares outstanding.
              __________________________________________________________________

(2) Does not include options to purchase an additional 17,500 Shares of the Issuer's Common Stock, which were granted to Dr. Cavanaugh as a director of the Issuer, and which are not currently exercisable within 60 days of 12/31/02. These additional options become exercisable as to (i) 2,500 Shares per year for the next 3 years beginning on May 14, 2003; and (ii)
       208.33 Shares per month for 48 months, beginning on May 17, 2003. (Dr. Cavanaugh is not deemed to beneficially own these Shares as of the date of this report)

CUSIP No. 88554W104                       13G              Page 20 of 22 Pages

     (c)  Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote:

              Dr. Cavanaugh has the sole power to vote or direct the vote as to the 2,500 Shares beneficially owned by him.

              (ii)   Shared power to vote or to direct the vote:

              HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

              HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

              HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV V.

              HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

              (iii)  Sole power to dispose or to direct the disposition of:

              Dr. Cavanaugh has the sole power to dispose or to direct the disposition of the 2,500 Shares beneficially owned by him.

              (iv)   Shared power to dispose or to direct the disposition of:

              HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

              HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

              HCV V, HCP V, Drs. Cavanaugh and Mirabelli and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to dispose of or direct the disposition of those Shares owned by HCV V.

              HCV VI, HCP VI, Drs. Cavanaugh, Mirabelli and Aguiar and Messrs. Werner, Littlechild, Crouse and Lawlor share the power to vote or direct the vote of those Shares owned by HCV VI.

CUSIP No. 88554W104                       13G              Page 21 of 22 Pages


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                 Not Applicable
         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                                 Not Applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                                 Not Applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


                                 Not Applicable.
         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


                                 Not Applicable.
          ______________________________________________________________________

Item 10.  Certifications.

                                 Not Applicable.
          ______________________________________________________________________

CUSIP No. 88554W104                       13G              Page 22 of 22 Pages



                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 3, 2003        HealthCare Ventures III, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners III, L.P.



                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Partners III, L.P.
Princeton, New Jersey


                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner


February 3, 2003        HealthCare Ventures IV, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners IV, L.P.



                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Partners IV, L.P.
Princeton, New Jersey


                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Ventures V, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners V, L.P.



                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Partners V, L.P.
Princeton, New Jersey


                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                           Jeffrey Steinberg, Administrative Partner


February 3, 2003        HealthCare Ventures VI, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners VI, L.P.



                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Partners VI, L.P.
Princeton, New Jersey


                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey       ----------------------------------------------------
                            James H. Cavanaugh, Ph.D



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey       ----------------------------------------------------
                            Harold Werner



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey       ----------------------------------------------------
                            William Crouse



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts    ----------------------------------------------------
                            John W. Littlechild



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts    ----------------------------------------------------
                            Christopher Mirabelli, Ph.D.



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts    ----------------------------------------------------
                            Augustine Lawlor



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey       ----------------------------------------------------
                            Eric Aguiar, Ph.D.

                                   EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G


       The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of 3-Dimensional Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


February 3, 2003        HealthCare Ventures III, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners III, L.P.



                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Partners III, L.P.
Princeton, New Jersey


                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner


February 3, 2003        HealthCare Ventures IV, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners IV, L.P.



                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Partners IV, L.P.
Princeton, New Jersey


                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Ventures V, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners V, L.P.



                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Partners V, L.P.
Princeton, New Jersey


                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner


February 3, 2003        HealthCare Ventures VI, L.P.
Princeton, New Jersey   By:  its General Partner, HealthCare Partners VI, L.P.



                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner

February 3, 2003        HealthCare Partners VI, L.P.
Princeton, New Jersey


                        By: /s/ Jeffrey Steinberg
                            ----------------------------------------------------
                            Jeffrey Steinberg, Administrative Partner



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey       ----------------------------------------------------
                            James H. Cavanaugh, Ph.D



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey       ----------------------------------------------------
                            Harold Werner



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey       ----------------------------------------------------
                            William Crouse



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts    ----------------------------------------------------
                            John W. Littlechild



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts    ----------------------------------------------------
                            Christopher Mirabelli, Ph.D.



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Cambridge, Massachusetts    ----------------------------------------------------
                            Augustine Lawlor



February 3, 2003        By: /s/ Jeffrey Steinberg, Attorney-in-Fact
Princeton, New Jersey       ----------------------------------------------------
                            Eric Aguiar, Ph.D.


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).